Exhibit 99.1

NEWS RELEASE

For Additional Information Contact:

Joe Meyers

Chief Financial Officer

(513) 874-8741

Pierre Foods, Inc. Announces Intention to Consolidate Beef Processing and Close Cedartown, Georgia Plant

Cincinnati, Ohio (February 8, 2008)—Pierre Foods, Inc. (the “Company” or “Pierre”) announced today that it will close its Cedartown, Georgia plant, effective today, February 8, 2008.  The Company expects to transition a majority of the production from such facility to other Company facilities.  In connection with the Company’s stock-keeping unit (“SKU”) rationalization initiative, the Company will eliminate certain targeted SKUs that are not widely distributed, and will attempt to co-pack the remaining products.

The plant closure affects approximately 153 employees.  Transfers to other Company locations will be offered to some employees and for all other affected employees, the Company expects to provide assistance in finding future employment.

While this was a difficult but necessary decision for the Company to make, the shift of production to other facilities combined with the SKU rationalization initiative should improve the Company’s competitive position, while allowing the Company to maintain its ability to provide customers with the quality products and services they expect from Pierre.

Pierre is a leading manufacturer, marketer, and distributor of high-quality, differentiated food solutions, focusing on pre-cooked and ready-to-cook protein products, compartmentalized meals, and hand-held convenience sandwiches.  Headquartered in Cincinnati, Ohio, Pierre markets its products under a number of brand names, such as Pierre™, Zartic®, Z-Bird®, Circle Z®, Jim’s Country Mill Sausage®, Clovervale Farms®, Chef’s Pantry®, Fast Choice®, Rib-B-Q®, Blue Stone Grill™, Hot ‘n’ Ready®, Big AZ®, Chicken FryZ®, Smokie Grill ®, and Chop House®, and has licenses to sell sandwiches using well-known brands, such as Checkers®, Rally’s®, Krystal®, Tony Roma’s®, and Nathan’s Famous®.

In addition to historical information, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The words “should,” “expects,” “anticipates,” “estimates,” and similar expressions identify forward-looking statements.  These statements reflect Pierre’s expectations at the time this release was issued and are not guarantees of future performance, but instead involve various risks and uncertainties.  Actual events and results may differ materially from those described in the forward-looking statements.  Among the factors that could cause material differences are the ability of Pierre to generate cash flows to meet its debt service obligations, increases in the price of raw materials, particularly beef, pork, chicken, and cheese, a decline in meat consumption or in the consumption of processed foods, outbreaks of disease among cattle, chicken or pigs, changes in applicable governmental regulations, such as the USDA’s Commodity Reprocessing Program, work stoppages or interruptions, the ability of Pierre to comply with the financial covenants, and other provisions of its financing arrangements, and other risks detailed from time to time in Pierre’s periodic SEC reports.  Pierre undertakes no obligation to update or revise any forward-looking statement.